EX-99.(12)

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

February 27, 2026

Board of Trustees

Goldman Sachs Trust

Goldman Sachs Government Income Fund

71 South Wacker Drive

Chicago, Illinois 60606

Board of Trustees

Goldman Sachs Trust

Goldman Sachs U.S. Mortgages Fund

71 South Wacker Drive

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Goldman Sachs Government Income Fund (the “Acquired Fund”), a separate series of Goldman Sachs Trust, a Delaware statutory trust (“Goldman Sachs Trust”), and to Goldman Sachs U.S. Mortgages Fund (the “Surviving Fund”), also a separate series of Goldman Sachs Trust, and to the holders of shares of beneficial interest in Acquired Fund (the “Acquired Fund Shareholders”), in connection with the transfer of substantially all of the assets as defined in paragraph 1.2 of the Agreement and Plan of Reorganization (the “Plan”) dated as of February 26, 2026, executed by Goldman Sachs Trust on behalf of the Surviving Fund and the Acquired Fund, of the Acquired Fund (the “Assets”) to Surviving Fund in exchange solely for shares of beneficial interest of the Surviving Fund (the “Surviving Fund Shares”) and the assumption of the Acquired Fund’s liabilities as defined in paragraph 1.3 of the Plan (the “Liabilities”) by the Surviving Fund, followed by the distribution of the Surviving Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Plan.

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For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Registration Statement, (3) facts and representations contained in the letter dated on or about the date hereof addressed to us from Goldman Sachs Trust on behalf of the Surviving Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Goldman Sachs Trust on behalf of the Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Acquired Fund and the Surviving Fund:

1.

The acquisition by the Surviving Fund of Assets of the Acquired Fund in exchange solely for the Surviving Fund Shares and the assumption of all Liabilities of the Acquired Fund by the Surviving Fund followed by the distribution of the Surviving Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.

The Acquired Fund will not recognize gain or loss upon the transfer of all of its Assets to the Surviving Fund in exchange solely for Surviving Fund Shares and the assumption of all Liabilities of the Acquired Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Surviving Fund Shares received by the Acquired Fund in the Reorganization.

4.

The Surviving Fund will recognize no gain or loss upon receiving the Assets of the Acquired Fund in exchange solely for Surviving Fund Shares and the assumption of all Liabilities of the Acquired Fund.

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5.

The adjusted basis to the Surviving Fund of the Assets of the Acquired Fund received by the Surviving Fund in the Reorganization will be the same as the adjusted basis of those Assets in the hands of the Acquired Fund immediately before the exchange, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.

The Surviving Fund’s holding periods with respect to the Assets of the Acquired Fund that the Surviving Fund acquires in the Reorganization will include the respective periods for which those Assets were held by the Acquired Fund (except where investment activities of the Surviving Fund have the effect of reducing or eliminating a holding period with respect to an Asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Surviving Fund Shares solely in exchange for Acquired Fund Shares.

8.

The aggregate basis of the Surviving Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.

An Acquired Fund Shareholder’s holding period for the Surviving Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

(continued)

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We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to all references to our firm therein.

Very truly yours,

/s/ Dechert LLP